UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 16, 2008
GENVEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24469	23-2705690

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

65 West Watkins Mill Road Gaithersburg, Maryland		20878

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (240) 632-0740

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 5 – Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 16, 2008, the board of directors of GenVec, Inc. (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, increased the size of the board to seven seats and appointed Kevin M. Rooney to the board of directors to fill the newly created vacancy. Mr. Rooney’s term will expire at the next annual meeting of the Company’s stockholders.
In addition, Mr. Rooney was appointed to the Audit Committee of the board of directors.
There is no arrangement or understanding between Mr. Rooney and any other person pursuant to which he was selected as a director, and there are no transactions between Mr. Rooney and the Company since the beginning of the Company’s last fiscal year or any currently proposed transaction, or series of similar transactions.
Upon his appointment to the Board, Mr. Rooney received an option to purchase 20,000 shares of the Company’s common stock which is exercisable ratably over a four-year period. Mr. Rooney will also receive an annual grant of an option to purchase 15,000 shares of common stock, 50% of which becomes exercisable six months after the date of grant and 50% of which becomes exercisable 12 months after the date of grant. The exercise price of all such options granted will be the fair market value of the Company’s common stock on the date of grant, and all such options have a ten-year term.
In addition, Mr. Rooney will receive $5,000 per quarter as a retainer for his service on the board, $2,000 per board meeting attended, and $1,000 per committee meeting attended. Mr. Rooney will also be reimbursed for expenses in connection with attendance at board and committee meetings.
On January 18, 2008, the Company issued a press release announcing the appointment of Mr. Rooney, a copy of which is attached as Exhibit 99.1 to this report.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

99.1	Press release issued by GenVec, Inc. on January 18, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
      GENVEC, INC.

Date: January 18, 2008	By:	/s/ Paul H. Fischer, Ph.D.
Paul H. Fischer, Ph.D.
President and Chief Executive Officer

Exhibit Index

99.1	Press release issued by GenVec, Inc. on January 18, 2008.